AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 1999


                                                Registration No. 333-70351
 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                AMENDMENT NO. 1
                                     to
                                   FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              UNIPHASE CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                        94-2579683
   (State or other jurisdiction                          (I.R.S. Employer
 of incorporation or organization)                     Identification Number)

                              163 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 434-1800
    (Address, including zip code, and telephone number, including area code, of registrar's principal executive offices)

                               Kevin N. Kalkhoven
    Chairman of the Board of Directors, President and Chief Executive Officer
                              163 Baypointe Parkway
                           San Jose, California 95134
                                 (408) 434-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                           Christopher S. Dewees, Esq.
                             David P. Valenti, Esq.
                             Morrison & Foerster LLP
                               755 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

































                                TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
        Where You May Find More Information....................................2

        The Company............................................................2

        Recent Events..........................................................4

        Risk Factors...........................................................5

        Use of Proceeds.......................................................16

        Selling Stockholders..................................................16

        Plan of Distribution..................................................17

        Incorporation of Certain Documents by Reference.......................18

        Experts...............................................................19

        Legal Matters.........................................................19




























                  Subject to Completion, dated February 22, 1999


                                   PROSPECTUS


                              Uniphase Corporation



                         729,510 SHARES OF COMMON STOCK


The 729,510 shares of the Uniphase common stock offered hereby are held by certain Uniphase stockholders. Uniphase will not receive any of the proceeds from any sale of these shares, but has agreed to bear the expenses of registration of the shares by this prospectus.





                         Nasdaq National Market symbol:

                                      UNPH

The last sale price of the common stock on the Nasdaq National Market on February 18, 1999 was $85.687 per share.

                         -------------------------------

THE SHARES REGISTERED HEREBY INVOLVE A HIGH LEVEL OF INVESTMENT RISK. YOU SHOULD INVEST ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

                         -------------------------------



                                 -------- --, ----






No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offer described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by Uniphase or the selling stockholders. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in the affairs of Uniphase since the date of this prospectus or since the date of any documents incorporated into this prospectus by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                  WHERE YOU MAY FIND MORE INFORMATION

Uniphase is subject to the informational requirements of the Securities Exchange Act of 1934, and accordingly Uniphase files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including Uniphase, that file electronically with the Commission. In addition, Uniphase's common stock is listed on the Nasdaq National Market and similar information concerning Uniphase can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

Uniphase has filed with the Commission a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act of 1933, with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding Uniphase and the shares offered by this prospectus, reference is hereby made to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.





                               THE COMPANY

Uniphase Corporation designs, develops, manufactures and markets laser subsystems and components and modules for fiber optic telecommunications and cable television systems and laser subsystems.

Our principal telecommunications products consist of source lasers, modulators, pump lasers and transmitters modules. These products are used in today's advanced fiber optic telecommunications networks to provide the initial light signal, to encode the signal and to amplify the signal over the long distances over which these networks are deployed. Our laser subsystems are designed for a number of applications and are purchased by our customers for inclusion into equipment for biotechnology, industrial process control and measurement, graphics and printing, and semiconductor inspection equipment and other applications.

Our initial products consisted of laser subsystems. These industrial lasers are used as a light source within various types of equipment manufactured by our customers. We entered the telecommunications markets in 1995 when we acquired United Technologies Photonics, then a wholly owned subsidiary of United Technologies Research Center located in Hartford, Connecticut. Since that acquisition, our strategy has been to broaden our offering of telecommunications components and modules through further acquisitions and internal growth. We currently operate the following subsidiaries or divisions offering products for the telecommunications industry:

          Division              Location                Products
---------------------------- -------------- ---------------------------------
Uniphase Netherlands         Netherlands    Source lasers for telecommunications,
                                            cable television and multimedia;
                                            external modulators; pump lasers;
                                            semiconductor optical amplifiers

Uniphase Telecommunications  Connecticut    External modulators and wave length
Products                                    lockers

Uniphase Laser Enterprise    Switzerland    Pump lasers for optical amplifiers

Transmission Systems         Pennsylvania   Cable television transmitters and
Division                                    amplifiers

Uniphase Broadband           Florida        Instrumentation, transmitters and
                                            receivers for telecommunications

Uniphase Fiber Components    Australia      Fiber-Bragg gratings

Uniphase Network Components  California     Grating-based network modules

Uniphase Fiberoptics         United Kingdom Laser packaging for data and
                                            telecommunications

Chassis                      Massachusetts  Component packaging



Uniphase's predecessor was incorporated in California in 1979 under the name "Uniphase Corporation." Uniphase was incorporated in California in 1984 under the name "Uniphase Holding Corporation," and changed its name to Uniphase Corporation in 1987 as part of a reorganization in which it succeeded to the assets, liabilities and business operations of its predecessor. Uniphase reincorporated in Delaware in October 1993. Unless the context otherwise requires, the term "Uniphase" refers to Uniphase Corporation, a Delaware corporation, its California predecessors and its subsidiaries. Uniphase's principal executive offices are located at 163 Baypointe Parkway, San Jose, California 95134 and its telephone number is (408) 434-1800.

                             RECENT EVENTS

Merger With JDS Fitel Inc.

On January 28, 1999, Uniphase and JDS Fitel Inc. (Toronto: JDS) executed a definitive merger agreement to combine the companies in a merger of equals. The combined company would have a total market value of US $6.1 billion based on the January 27, 1999 closing prices of each company's stock. The merged company will be named JDS Uniphase Corporation. JDS Fitel's products include a wide portfolio of passive fiberoptic products such as wavelength division
multiplexers (WDM), optical switches and isolators.   Under the terms of the
agreement, JDS FITEL shareholders resident in Canada will, pursuant to a plan of arrangement, be entitled to receive 0.50855 shares of exchangeable stock of JDS Uniphase Canada, a wholly owned subsidiary of Uniphase, or, at their option, 0.50855 shares of Uniphase, for each JDS FITEL share they hold. The exchangeable shares are the economic and voting equivalent of shares of common stock of Uniphase and will be exchangeable for such shares on a one-for-one basis at any time. The current shareholders of JDS FITEL and Uniphase will each own approximately 50 percent of the combined company following the merger. The structure of the transaction is expected to provide the opportunity for a tax-free exchange for Canadian holders of JDS FITEL stock. The merger is conditional upon regulatory approvals, as well as approvals by Uniphase and JDS FITEL shareholders. The transaction will be accounted for as a purchase and the resulting goodwill will be amortized in future periods based on its estimated useful life.


JDS Uniphase Corporation will be quoted on the Nasdaq National Market and will report its financial results in U.S. dollars.

JDS Uniphase will be led by an integrated executive team from both companies, Kevin Kalkhoven from Uniphase will be Co-chairman and Chief Executive Officer. Jozef Straus from JDS FITEL will become Co-chairman, President and Chief Operating Officer. Both companies will each nominate one half of the board.


                                RISK FACTORS

Volatility in Operating Results and Stock Price

     Our Quarterly Operating Results Are Uncertain And May Vary

     We have experienced and expect to continue to experience significant fluctuations in our quarterly results. Fluctuations in our quarterly results may cause substantial fluctuations in the market price of our common stock. Factors which have influenced and may continue to influence our operating results in a particular quarter include:

        - the timing of the receipt of product orders from a limited number of major customers,

        - our ability to manufacture technically advanced products with satisfactory yields on a timely basis,

        -   product mix,

        -   competitive pricing pressures,

        -   relative proportions of domestic and international sales,

        -   costs associated with the acquisition or disposition of businesses,

        - our ability to timely and cost effectively design, manufacture and ship products,

        - the timing differences between when we incur expenses to increase our marketing and sales capabilities and when we realize benefits, if any, from such expenditures,

        - the announcement and introduction of new products by us and by our competitors, and

        -   expenses associated with any intellectual property litigation.

In addition, our sales often reflect orders shipped in the same quarter that they are received. Also, customers may cancel or reschedule shipments, and production difficulties could delay shipments. In addition, we sell our telecommunications equipment products to Original Equipment Manufacturers
(OEMs) who typically order in large quantities and therefore the timing of such sales may significantly affect our quarterly results. The timing of such OEM sales can be affected by factors beyond our control, such as demand for the OEMs' products and manufacturing risks experienced by OEMs. In this regard, we have experienced rescheduling of orders by customers in each of our markets and may experience similar rescheduling in the future. As a result of all of these factors, our results from operations may vary significantly from quarter to quarter. In addition to the effect of ongoing operations on quarterly results, acquisitions or dispositions of businesses, products or technologies by us that have resulted in and may in the future result in reorganization of our operations, substantial charges or other expenses that have caused and may in the future cause fluctuations in our quarterly
operating results and cash flows.   For example, in the second and fourth
quarters of fiscal 1998, we incurred charges of $6.6 million and $93.0 million, respectively for acquired in-process research and development in connection with the acquisition of Uniphase Fiber Components and Uniphase Netherlands. In the third quarter of fiscal 1997, we incurred charges of $33.3 million for acquired in-process research and development in connection with the acquisition of Uniphase Laser Enterprise. In addition, we incurred other charges in connection with acquisitions completed in fiscal 1999, 1998 and 1997.

Our Common Stock Price May Be Volatile

The market price of our common stock has recently been and is likely to continue to be highly volatile and significantly affected by factors such as

        -   fluctuations in our operating results,

        - announcements of technological innovations or new products by us or our competitors,

        -   governmental regulatory action,

        -   developments with respect to patents or proprietary rights, and

        -   general market conditions.

Further, our net revenues or operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of our common stock would likely decline, perhaps substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.

Manufacturing Difficulties May Adversely Affect Our Operating Results

The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers or their inadvertent use of defective or contaminated materials could significantly reduce our manufacturing yields and product reliability. Because the majority of our manufacturing costs are relatively fixed, manufacturing yields are critical to our results of operations. Certain divisions of Uniphase, including Uniphase Laser Enterprise and Uniphase Netherlands, have in the past experienced lower than expected production yields, which could delay product shipments and impair gross margins. These divisions or any of our other manufacturing facilities may not maintain acceptable yields in the future. To the extent we do not achieve acceptable manufacturing yields or experience product shipment delays, our business, operating results and financial condition would be materially and adversely affected. During the fourth quarter of fiscal 1998, we

During the fourth quarter of fiscal 1998, we commenced construction of a new laser fabrication facility in the Netherlands for Uniphase Netherlands, which we acquired in June 1998. Our Uniphase Netherlands facility has not achieved acceptable manufacturing yields since the June 1998 acquisition, and there is continuing risk attendant to this new facility and its manufacturing yields and costs. Uniphase Netherlands may not successfully manufacture laser products in the future at performance or cost levels necessary to meet our customers' needs, if at all. In addition, Uniphase Fiber Components is establishing a production facility in Sydney, Australia for fiber Bragg grating products. This facility may not manufacture grating products to customers specifications at the cost and yield levels required. Each new manufacturing line must go through varying levels of qualification with our customers. This qualification process determines whether the manufacturing line achieves the customers' minimum quality, performance and reliability standards. Customers will not purchase any products (other than limited number of evaluation units) prior to qualification of the manufacturing line for the product. Delays in qualification can cause a product to be dropped from a long term supply program and result in significant lost revenue opportunity over the term of that program. To the extent we do not achieve and maintain yields or product reliability or fails in the timely qualification of our new manufacturing lines, our operating results and customer relationships would be adversely affected.

Our Acquisitions and Growth Strategies May Create Risks to Our Business

We have historically achieved our growth through a combination of acquisitions and internally developed new products. As part of our strategy to sustain growth, we expect to continue to pursue acquisitions of other companies, technologies and complementary product lines. We also expect to continue developing new solid state lasers, components and other products for OEM customers and attempt to further penetrate the telecommunications and CATV markets through these new products.
Both strategies include risks. The success of each acquisition will depend upon

        - our ability to manufacture and sell the products of the businesses acquired,

        -   continued demand for these products by our customers,

        - our ability to integrate the acquired business' operations, products and personnel,

        -   our ability to retin key personnel of the acquired businesses, and

        - our ability to expand our financial and management controls and reporting systems and procedures.

In March 1997, Uniphase acquired Uniphase Laser Enterprise, which produces our 980-nm pump laser products. In June 1998, we acquired Uniphase Netherlands. In the case of both acquisitions, we acquired businesses that had previously been engaged primarily in research and development and that needed to make the transition from a research activity to a commercial business with sales and profit levels that are consistent with our overall financial goals for Uniphase. This transition has not yet been completed at Uniphase Netherlands, which continues to operate at higher expense levels and lower gross margins than those required to meet our profitability goals. In addition, in August 1998, Uniphase acquired certain assets of Chassis, and in November 1998 acquired Uniphase Broadband. In January 1999, Uniphase entered into an agreement to combine with JDS Fitel Inc. See "Recent Developments." We may not successfully manufacture and sell our products or successfully manage our growth, and failure to do so could have a material adverse effect on our business, financial condition and operating results.

Since 1997, when we acquired Uniphase Laser Enterprise, we have increased our marketing, customer support and administrative functions to support an increased level of operations primarily from our telecommunications products. We may not be successful in creating this infrastructure nor may we realize any increase in the level of our sales and operations through our new products. We commenced operations at Uniphase Telecommunications in 1996 to penetrate the CATV markets, and at Uniphase Network Components in 1998 to develop and market a line of complementary optical components for our telecommunications customers. In each case, we hired development, manufacturing and other staff in anticipation of developing and selling new products. Our operations may not achieve levels sufficient to justify the increased expense levels associated with these new businesses.

We Are Dependent on a Limited Number of Customers and Suppliers

     Customers

Historically, orders from a relatively limited number of OEM customers accounted for a substantial portion of our net sales from telecommunications products. We expect that, for the foreseeable future, sales to a limited number of customers will continue to account for a high percentage of our net sales. Sales to any single customer may vary significantly from quarter to quarter. If current customers do not continue to place orders we may not be able to replace these orders with new orders from new customers. In the telecommunications markets, our customers evaluate our products and competitive products for deployment in large telecommunications systems that
they are installing.   Our failure to be selected by a customer for particular
system projects can significantly impact our business, operating results and financial condition. Similarly, even if we are selected by our customers, if our customers are not selected as the primary supplier for an overall system installation, we can be similarly adversely affected. Such fluctuations could have a material adverse effect on our business, operating results and financial condition.

One telecommunications customer, CIENA Corporation, accounted for approximately 12% of our net sales for fiscal 1998. One laser subsystems customer, the Applied Biosystems Division of Perkin-Elmer Corporation, accounted for approximately 10% and 12% of our net sales for fiscal 1997 and 1996, respectively. One additional customer, KLA- Tencor Corporation, purchased both Laser subsystems and Ultrapointe systems and accounted for 12% and 13% of our consolidated net sales in fiscal 1998 and 1996, respectively. The Ultrapointe product line was sold to KLA-Tencor Corporation in December 1998 and will not be a source of future sales. No other customers represented 10% or more of total sales during fiscal 1998. The loss or delay of orders from these or other OEM customers could have a materially adverse effect on our business, financial condition and operating results.


     Suppliers

We currently obtain various components included in the manufacture of our products from single or limited source suppliers. A disruption or loss of supplies from these companies or a price increase for these components would have a material adverse effect on Uniphase's results of operations, product quality and customer relationships. We currently utilize a sole source for the crystal semiconductor chip sets incorporated in our solid state microlaser products and acquire our pump diodes for use in its solid state laser products from Opto Power Corporation and GEC. We also obtain lithium niobate wafers, gallium arsenide wafers, specialized fiber components and certain lasers used in its telecommunications products primarily from Crystal Technology, Inc., Fujikura, Ltd., Philips Key Modules, and Sumitomo, respectively. We do not have long-term or volume purchase agreements with any of these suppliers, and these components may not in the future be available in the quantities required by us, if at all.


Risks Associated with Our Competitive Industry

     Industry Competition May Impair Our Business

The telecommunications and laser subsystems markets in which we sell our products are highly competitive. In each of the markets we serve, we face intense competition from established competitors. Many of these competitors have substantially greater financial, engineering, manufacturing, marketing, service and support resources than do we and may have substantially greater name recognition, manufacturing expertise and capability and longer standing customer relationships than do we. To remain competitive, we believe we must maintain a substantial investment in research and development, marketing, and customer service and support. We may not compete successfully in the laser or telecommunications industries in the future, and we may not have sufficient resources to continue to make such investments, or we may not make the technological advances necessary to maintain its competitive position or that its products will receive market acceptance. In addition, technological changes or development efforts by our competitors may render our products or technologies obsolete or uncompetitive.


     The Markets for Gas Lasers are Declining and the Development of Our Solid State Lasers is Subject to Risks

The market for gas lasers is mature and expected to decline as customers replace conventional lasers, including gas lasers, with solid state lasers. Gas laser subsystems sales accounted for 26.3%, 37.3% and 52.9% of our net sales for the fiscal years ended 1998, 1997 and 1996, respectively. Solid state lasers are currently expected to be the primary commercial laser technology in the future. Consequently, we have devoted substantial resources to developing and commercializing our solid state laser products. We believe that some companies are further advanced than us in solid state laser development and are competing with us for many of the same opportunities. To be competitive in our laser markets, we believe continued manufacturing cost reductions and enhanced performance of our laser products will be required on a continuing basis as these markets further mature. However, our solid state laser products may not be competitive with products of other companies as to cost or performance in the future.

     We May be Unable to Attract and Retain Key Personnel

Our future depends, in part, on our ability to attract and retain certain key personnel. In particular, our research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and we are currently experiencing difficulty in identifying and hiring certain qualified engineers in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future also depends on the continued contributions of our executive officers and other key management and technical personnel, none of whom currently has an employment agreement with us and each of whom would be difficult to replace. We do not maintain a key person life insurance policy on the Chief Executive Officer. However, the loss of the services of one or more of our executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on our business, financial condition and operating results.

Our Participation In International Markets Poses Additional Risks

     International Sales

International sales are subject to inherent risks, including

        -   unexpected changes in regulatory requirements,

        -   tariffs and other trade barriers,

        -   political and economic instability in foreign markets,

        -   difficulties in staffing and management,

        -   integration of foreign operations,

        -   longer payment cycles,

        -   greater difficulty in accounts receivable collection,

        -   currency fluctuations, and

        -   potentially adverse tax consequences.

International sales accounted for approximately 38.5%, 40.0% and 32.7% of net sales in fiscal years 1998, 1997 and 1996, respectively. We expect that international sales will continue to account for a significant portion of our net sales. We may continue to expand our operations outside of the United States and to enter additional international markets, both of which will
require significant management attention and financial resources.   Since a
significant portion of our foreign sales are denominated in U.S. dollars, our products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. Our business and operating results may also be materially and adversely affected by lower sales levels which typically occur during the summer months in Europe and certain other overseas markets. Furthermore, the sales of many of our OEM customers depends on international sales and, consequently, this further exposes us to the risks associated with such international sales.

     European Currency Change

On January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies and adopted the Euro as their new common legal currency. From then on, the Euro has and will trade on currency exchanges and the legacy currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, noncash payments can be made in the Euro, and parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002 the participating countries will introduce Euro notes and coins and withdraw all legacy currencies, which will no longer be available. The introduction of the Euro may create issued for companies doing business within the European Union, including the following paragraph:

        - The Euro conversion may affect cross-border competition by creating cross-border price transpanency; and

        - Administrative expense related to the various currency conversions required during the transition period.

We are assessing our pricing/marketing strategy in order to insure that we remain competitive in a broader European market. We are also assessing our information technology systems to allow for transactions to take place in both the legacy currencies and the Euro and the eventual elimination of the legacy currencies, and reviewing whether certain existing contracts will need to be modified. Our currency risk and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro. Final accounting, tax and governmental legal and regulatory guidance are not yet available. We will continue to evaluate issues involving introduction of the Euro. Based on current information and our current assessment, we do not expect that the Euro conversion will have a material adverse effect on our business, financial condition or results from operations.

Year 2000

We are aware of the risks associated with the operation of information technology ("IT") and non-information technology ("non-IT") systems as the millennium (year 2000) approaches. The "Year 2000" problem is pervasive and complex, and may affect many IT and non-IT systems. The Year 2000 problem results from the rollover of the two digit year value from "99" to "00". Systems that do not properly recognize such date- sensitive information could generate erroneous data or fail. In addition to our own systems we rely on external systems of our customers, suppliers, creditors, financial organizations, utilities providers and government entities, both domestic and international (which we collectively refer to as "Third Parties"). Consequently, we could be affected by disruptions in the operations of Third Parties with which we interact. Furthermore, as customers expend resources to correct their own systems, they may reduce their purchasing frequency and volume of our products.

We are using both internal and external resources to assess

        - Uniphase's state of readiness (including the readiness of Third Parties, with which we interact) concerning the Year 2000 problem,

        - our costs to correct material Year 2000 problems related to our internal IT and non-IT systems,

        - the known risks related to any failure to correct any Year 2000 problems we identify, and

        - the contingency plan, if any, that we should adopt should any identified Year 2000 problems not be corrected.

We continue to evaluate the estimated costs associated with the efforts to prepare for Year 2000 based on actual experience. While the efforts will involve additional costs, we believe, based on available information, that we will manage our total Year 2000 transition without any material adverse effect on the Company's business operations, products or financial prospects. The actual outcomes and results could be affected by future factors including, but not limited to,

        -   the continued availability of skilled personnel,

        -   cost control,

        -   the ability to locate and remediate software code problems,

        - critical suppliers and subcontractors meeting their Year 2000 compliance commitments, and

        -   timely actions by customers.


We anticipate that we will remediate all Year 2000 risks and be able to conduct normal operations without having to establish a Year 2000 contingency plan.

We are working with our software system suppliers and believe that certain of these systems are currently not Year 2000 compliant. However, we anticipate that such systems will be corrected for the Year 2000 problem prior to December 31, 1999. We are working with those Third Parties to identify any Year 2000 problems affecting such Third Parties that could have a material adverse affect on our business, financial condition or results of operations. However, it would be impracticable for us to attempt to address all potential Year 2000 problems of Third Parties that have been or may in the future be identified. Specifically, Year 2000 problems have arisen or may arise regarding the IT and non-IT systems of Third Parties having widespread national and international interactions with persons and entities generally (for example, certain IT and non-IT Systems of governmental agencies, utilities and information and financial networks) that, if uncorrected, could have a material adverse impact on Uniphase's business, financial condition or results of operations. We are still assessing the effect the Year 2000 problem will have on its suppliers and, at this time, cannot determine such impact.

Risks Related to Our Intellectual Property Rights

     Third Party Intellectual Property Rights May Result in Conflicting Patents and Infringement Claims

The laser, semiconductor capital equipment, and telecommunications markets in which we sell our products experience frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and our competitors. In the past we have acquired and in the future we may seek to acquire license rights to these or other patents or other intellectual property to the extent necessary for our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit our development of new products for our markets. While in the past licenses generally have been available to us where third-party technology was necessary or useful for the development or production of our products, in the future licenses to third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by us of up-front fees, ongoing royalties or a
combination thereof.   Such royalty or other terms could have a significant
adverse impact on our operating results. We are a licensee of a number of third party technologies and intellectual property rights and are required to pay royalties to these third party licensors on certain of our
telecommunications products and solid state lasers.   During fiscal 1998, 1997
and 1996, we expensed $2.0 million, $1.4 million and $1.3 million, respectively, in license and royalty fees primarily in connection with our gas laser subsystems.

The industry in which we operate experiences periodic claims of patent infringement or other intellectual property rights. In this regard, third parties may in the future assert claims against us concerning our existing products or with respect to future products under development by us. Any litigation to determine the validity of any third-party claims could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we are successful in such litigation. If we are unsuccessful in any such litigation, we could be required to expend significant resources to develop non- infringing technology or to obtain licenses to the technology which is the subject of the litigation. We may not be successful in such development or such licenses may not be available
to us.   Without such a license, we could be enjoined from future sales of  the infringing product or products.

     We Have Only Limited Protection of Our Intellectual Property Rights

Our future depends in part upon our intellectual property, including trade secrets, know-how and continuing technological innovation. We currently hold 95 U.S. patents on products or processes and certain corresponding foreign patents and have applications for certain patents currently pending. The steps taken by us to protect our intellectual property may not adequately prevent misappropriation or that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to ours. It is possible that patents may not be issued from any application pending or filed by us and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from marketing similar products. Any patents issued to us may be challenged, invalidated or circumvented. Further, the rights under our patents may not provide a competitive advantage to us. In addition, the laws of certain territories in which our products are or may be developed, manufactured or sold, including Asia, Europe or Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

Risks Associated with the Financial Markets

We experience financial market risks, including changes in interest rates, foreign currency exchange rates and marketable equity security prices. We utilize derivative financial instruments to mitigate these risks. We do not use derivative financial instruments for speculative or trading purposes. The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of our marketable investments are floating rate and municipal bonds, auction instruments and money market instruments denominated in U.S. dollars. We hedge currency risks of investments denominated in foreign currencies with forward currency contracts. Gains and losses on these foreign currency investments are generally offset by corresponding gains and losses on the related hedging instruments, resulting in negligible net exposure to us. A substantial portion of our revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, we do enter into these transactions in other currencies, primarily European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates,
we have established hedging programs.   Currency forward contracts are utilized
in these hedging programs. Our hedging programs reduce, but do not always entirely eliminate the impact of foreign currency exchange rate movements. Actual results on our financial position may differ materially.

Our Need for Future Capital

We are devoting substantial resources for new facilities and equipment for the production of source lasers, fiber-Bragg gratings and modules used in telecommunications and for the development of new solid state lasers.
Although we believe existing cash balances, cash flow from operations and available lines of credit, will be sufficient to meet our capital requirements at least through the end of fiscal 1999, we may be required to seek additional equity or debt financing to compete effectively in these markets. We cannot precisely determine the timing and amount of such capital requirements and will depend on several factors, including our acquisitions and the demand for our products and products under development. Such additional financing may not available when needed, or, if available, may not on terms satisfactory to us.

Risks Associated With Preferred Stock; Potential Anti-Takeover Effects Of Delaware Law

The Board of Directors has the authority to issue up to 800,000 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our shareholders.
The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock. The issuance of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control of Uniphase. On June 11, 1998, the Board of Directors authorized and declared a dividend distribution of one right for each outstanding share of its common stock, to stockholders of record at the close of business on July 6,1998, and authorized the issuance of one right with each share of common stock issued (including shares distributed from treasury) by Uniphase thereafter between the record date and the distribution date. Each right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from Uniphase one one-thousandth of a share (a "Unit") of Series B Preferred Stock at a purchase price of $270 per Unit, subject to adjustment. The purchase price is payable in cash or by certified or bank check or money order payable to the order of Uniphase. The description and terms of the rights are set forth in a Rights Agreement between Uniphase and American Stock Transfer & Trust Company, as Rights Agent, dated as of June 22, 1998, as amended from time to time.

Certain provisions contained in the rights plan, may have the effect of discouraging a third party from making an acquisition proposal for Uniphase and may thereby inhibit a change in control of Uniphase. For example, such provisions may deter tender offers for shares of Common Stock which offers may be attractive to the stockholders, or deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their shares of Common Stock over the then-prevailing market prices.

Uniphase is subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under certain circumstances, publicly-held Delaware corporations from engaging in business combinations with certain stockholders for a specified period of time without the approval of the holders of substantially all of its outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving Uniphase, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. Uniphase's Certificate of Incorporation and Bylaws contain provisions relating to the limitations of liability and indemnification of its directors and officers, dividing its Board of Directors into three classes of directors serving three-year terms and providing that its stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of Uniphase.

This Prospectus Contains Certain Forward Looking Statements

Investors should carefully consider the risk factors discussed above in evaluating an investment in the common stock offered by this prospectus. The statements contained in this prospectus that are not purely historical are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act, including, without limitation, statements regarding Uniphase's expectations, hopes, beliefs, anticipations, commitments, intentions and strategies regarding the future. Actual results could differ from those projected in any forward-looking statements for the reasons, among others, detailed in the preceding "Risk Factors." The fact that some of the risk factors described in this prospectus may be the same or similar to those described in our past filings means only that those risks are present in multiple periods. We believe that many of the risks detailed here are part of doing business in the industry in which we compete and will likely be present in all periods reported. The fact that certain risks are endemic to the industry does not lessen the significance of the risk. We have made forward-looking statements as of the date of this prospectus and assume no obligation to update them, or to update the reasons why actual results could differ from those projected in them.

                            USE OF PROCEEDS

Uniphase will not receive any of the proceeds from the sale of the shares offered by the selling stockholders, under this prospectus, but has agreed to bear certain expenses of registration of the shares under federal and state securities laws. This registration statement is intended to satisfy certain of Uniphase's obligations under the Broadband merger agreement.


                          SELLING STOCKHOLDERS

The following table provides the names of and the number of shares of common stock beneficially owned by each selling stockholder, and the number of shares of common stock beneficially owned by each selling stockholder upon completion of the offering or offerings pursuant to this prospectus, assuming each selling stockholder offers and sells all of its or his/her respective shares. Selling stockholders may, however, offer and sell all, or some or none of their shares. The respective donees, pledgees and transferees or other successors in interest of the selling stockholders may also sell the shares listed below as being held by the selling stockholders. No selling stockholder will beneficially own one percent or greater of Uniphase's outstanding common stock upon the sale of their shares offered hereby. Each of the ownership percentages in the second column of the following table was calculated based on the 40,246,936 Uniphase voting shares outstanding as of February 18,1999.



                               Beneficial  Percentage          Beneficial
                                Ownership  Prior to             Ownership
                                Prior to      The                 After
                                Offering   Offering   Offered  The Offering
                               ----------- ---------  Number   ------------
                               Number of                of      Number of
                                 Shares        %      Shares      Shares
------------------------------ ----------- --------- --------- ------------

James Breitmeier...............   213,515      *      213,515            0

Paul W. Casper.................   213,515      *      213,515            0

James W. Toy...................   213,515      *      213,515            0

Donald R. Alford...............    64,055      *       64,055            0

Whitworth W. Cotton............    21,351      *       21,351            0

Marc E. Sawyer.................     2,847      *        2,847            0

Allen S. Henry.................       712      *          712            0

* Less than 1%


                            PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the holders of up to 729,510 shares of common stock. The shares were issued in connection with the acquisition in November 1998 of Broadband Communications Products, Inc. by Uniphase. The selling shareholders are the former shareholders of Broadband. This prospectus has been prepared in connection with registering the shares to allow for sales of shares by the selling stockholders to the public pursuant to the terms of the acquisition. Uniphase has registered the shares for sale under this prospectus, but registration of such shares does not necessarily mean that any of these shares will be offered and sold by the holders thereof.

Uniphase will not receive any proceeds from the offering by the selling stockholders. The shares may be sold from time to time to purchasers directly by any of the selling stockholders, or donees, pledgees, transferees or other successors in interest ("transferees") thereof. Alternatively, the selling stockholders, or transferees thereof, may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders, or transferees thereof, and/or the purchasers of shares for whom they may act as agent. The selling stockholders, or transferees thereof, and any dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders, or transferees thereof, and any other required information. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by Uniphase under the Exchange Act with the Commission and are incorporated into this prospectus by reference:

     a. Uniphase's Annual Report on Form 10-K for the year ended
        June 30, 1998;
     b. Uniphase's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;
     c. Uniphase's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;
     d. Uniphase's Report on Form 8-K/A dated as of August 24, 1998;
     e. Uniphase's Report on Form 8-K/A dated as of August 25, 1998;
     f. Uniphase's Report on Form 8-K dated as of January 7, 1999; and
     g. The description of the Registrant's Common Stock contained in Uniphase's Registration Statement on Form 8-A filed with the Commission on November 15, 1993.

Each document filed by Uniphase pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the filing date of such documents. Any statement contained into this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained into this prospectus (or in the applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of all documents which are incorporated into this prospectus by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Please direct requests to the Corporate Secretary at Uniphase's corporate headquarters at 163 Baypointe Parkway, San Jose, California 95134 or by telephone at (408) 434-1800.

                                 EXPERTS

The consolidated financial statements of Uniphase Corporation appearing in Uniphase Corporation's Annual Report on Form 10-K for the year ended June 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The supplemental consolidated financial statements of Uniphase Corporation appearing in Uniphase Corporation's Current Report on Form 8-K dated January 7, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The supplemental consolidated financial statements give retroactive effect to the merger of Uniphase Corporation and Broadband Communications Products, Inc. on November 25, 1998, which has been accounted for using the pooling of interests method. Such Supplemental consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Philips Optoelectronics, a Division of Koninklijke Philips Electronics N.V. included in its Amendment No. 2 to the Current Report on Form 8-K/A dated August 25, 1998, have been audited by Moret Ernst & Young Accountants, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered pursuant to this prospectus will be passed upon for Uniphase by Morrison & Foerster LLP, Palo Alto, California.

Interests Of Named Experts

Michael C. Phillips, a partner with Morrison & Foerster LLP, counsel to the Company, also serves as a Senior Vice President of Uniphase.

                                 PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the estimated fees and expenses payable by Uniphase in connection with the issuance and distribution of the Common Stock registered hereby. All of such fees and expenses are estimates, except the securities act registration fee.


Secutities Act Registration Fee.........................    $14,284
Printing and duplicating fees...........................      5,000
Legal fees and expenses.................................     15,000
Accounting fees and expenses............................     30,000
Miscellaneous expenses..................................      5,716
                                                        ------------
     *Total.............................................    $70,000
                                                        ============


*None of the expenses listed above will be borne by the selling stockholders.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The indemnification and liability of the Company's directors and officers are governed by Delaware law.

Under Section 145 of the General Corporation Law of the State of Delaware, Uniphase has broad powers to indemnify its directors and officers against liabilities that may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Uniphase's Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

Uniphase's Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Uniphase and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts of omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Uniphase has entered into agreements with its directors and certain of its executive officers that require Uniphase to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of Uniphase or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Uniphase and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Uniphase has obtained a policy of directors' and officers' liability insurance that insures Uniphase's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS
                                   EXHIBIT INDEX

 Exhibit
 Number                       Exhibit Description
---------  ---------------------------------------------------------
  2.1*     Agreement and Plan of Reorginization by and among Uniphase
           Corporation, Phase Acquisition Corporation and Broadband
           Communications Products, Inc., dated as of November 23, 1998.

  5.1*     Opinion of Morrison & Foerster LLP

  23.1*    Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

  23.2     Consent of Ernst & Young LLP, independent auditors

  23.3     Consent of Moret Ernst & Young Accountants, independent auditors

  24.1*    Power of Attorney (included on signature page hereto)

______________________
*       Previously filed as an exhibit to Uniphase's Registration
        Statement on Form S-3 filed on January 8, 1999 (Registration No. 333-70351) with the corresponding exhibit number, and incorporated by reference herein.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and
(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under
Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.











                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on February 19, 1999.

                                          UNIPHASE CORPORATION

                                          By:    /s/ KEVIN N. KALKHOVEN

                                            ------------------------------------
                                                     Kevin N. Kalkhoven
                                             President, Chief Executive Officer
                                                and Chairman fo the Board


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:


          Signature                            Title                       Date
------------------------------  -----------------------------------  ----------------
  /s/ KEVIN N. KALKHOVEN        President, Chief Executive Officer,  February 19, 1999
------------------------------  Chairman of the Board and Director
  Kevin N. Kalkhoven            (Principal Executive Officer)


  /s/ ANTHONY R. MULLER         Senior Vice President, Chief         February 19, 1999
------------------------------  Financial Officer and Secretary
  Anthony R. Muller             (Principal Financial and
                                Accounting Officer)


  ROBERT C. FINK*               Director                             February 19, 1999
------------------------------
  Robert C. Fink

  PETER A. GUGLIELMI*           Director                             February 19, 1999
------------------------------
  Peter A. Guglielmi

  STEPHEN C. JOHNSON*           Director                             February 19, 1999
------------------------------
  Stephen C. Johnson

  MARTIN A. KAPLAN*             Director                             February 19, 1999
------------------------------
  Martin A. Kaplan

  CATHERINE P. LEGO*            Director                             February 19, 1999
------------------------------
  Catherine P. Lego

  WILSON SIBBETT, Ph.D.*        Director                             February 19, 1999
------------------------------
  Wilson Sibbett, Ph.D.

  CASIMIR SKRZYPCZAK*           Director                             February 19, 1999
------------------------------
  Casimir Skrzypczak

  WILLEM HAVERKAMP*             Director                             February 19, 1999
------------------------------
  Willem Haverkamp

*By: /s/ KEVIN N. KALKHOVEN                                          February 19, 1999
         ------------------
         Kevin N. Kalkhoven
         Attorney-in-fact


EXHIBIT INDEX
                                   EXHIBIT INDEX

 Exhibit
 Number                       Exhibit Description
---------  ---------------------------------------------------------
  2.1*     Agreement and Plan of Reorginization by and among Uniphase
           Corporation, Phase Acquisition Corporation and Broadband
           Communications Products, Inc., dated as of November 23, 1998.

  5.1*     Opinion of Morrison & Foerster LLP

  23.1*    Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

  23.2     Consent of Ernst & Young LLP, independent auditors

  23.3     Consent of Moret Ernst & Young Accountants, independent auditors

  24.1*    Power of Attorney (included on signature page hereto)

   __________________
* Previously filed as an exhibit to the Registrant's Registration
Statement on Form S-3 filed on January 8, 1999 (Registration No. 333-70351) with the corresponding exhibit number, and incorporated by reference herein.